1940 Act File No. 811-06074

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940     X

   Amendment No. 7 ...............................        X

                         TAX FREE MONEY PORTFOLIO

            (Exact Name of Registrant as Specified in Charter)

      Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779
                 (Address of Principal Executive Offices)

                              (412) 288-1900
                      (Registrant's Telephone Number)

Jay S. Neuman, Esq.           Copies to:     Burton M. Leibert, Esq.
Federated Investors Tower                    Willkie Farr & Gallagher
Pittsburgh, Pennsylvania 15222-3779               One Citicorp Center
(Name and Address of Agent for Service)      153 East 53rd Street
                                        New York, New York 10022



                             Explanatory Note

   This Amendment to the Registrant's Registration Statement on Form N-1A (the `Registration Statement'') has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933 (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. The Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.




TAX FREE MONEY PORTFOLIO

PART A
Responses to Items 1 through 3 and 5A have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.
ITEM 4. GENERAL DESCRIPTION OF REGISTRANT.
Tax Free Money Portfolio (the "Portfolio") is a no-load, diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on March 26, 1990. Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This registration statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.
The investment objectives of the Portfolio are to provide its investors with a high level of current income consistent with liquidity and the preservation of capital. The Portfolio seeks to achieve its investment objectives by investing under normal market conditions no less than 80% of its net assets in obligations issued by states and their authorities, agencies, instrumentalities and political subdivisions the interest on which is exempt from Federal income taxes ("Municipal Obligations"). While the Portfolio is authorized to invest up to 20% of its net assets in taxable securities, it is anticipated that ordinarily the Portfolio's assets will be substantially fully invested in tax-exempt Municipal Obligations. Although not a policy of the Portfolio, the Portfolio generally intends to invest no more than 25% of its assets in Municipal Obligations of issuers in any one state, territory or possession of the United States.
   The Portfolio may invest in securities of other investment companies that invest in high quality, short-term securities in which the Portfolio could itself invest and that determine their net asset value per share based on the amortized cost method, provided that the investments are within the limits prescribed by the Investment Company Act of 1940, as amended (the "1940 Act"). Under the 1940 Act, the Portfolio may not invest in securities of other investment companies, except in connection with a merger, consolidation, acquisition or reorganization, if: (a) more than 10% of the market value of the Portfolio's total assets would be invested in securities of other investment companies; (b) more than 5% of the market value of the Portfolio's total assets would be invested in the securities of any one investment company; or (c) the Portfolio would own more than 3% of any other investment company's voting securities.
The Portfolio will maintain a dollar-weighted average maturity of 90 days or less and utilize the amortized cost method for valuing its portfolio securities pursuant to a rule adopted by the Securities and Exchange Commission (the "SEC"). All securities in which the Portfolio invests will have or be deemed to have remaining maturities of 397 days or less on the date of their purchase, will be denominated in U.S. dollars and will have been granted the required ratings established herein by two nationally recognized statistical rating organizations ("NRSRO") (or one such NRSRO if that NRSRO is the only such NRSRO which rates the security) or, if unrated, are believed by Bankers Trust Company ("Bankers Trust" or the "Adviser"), under the supervision of the Board of Trustees, to be of comparable quality. Bankers Trust Company, acting under the supervision of and procedures adopted by the Board of Trustees, will also determine that all securities purchased by the Portfolio present minimal credit risks. Bankers Trust will cause the Portfolio to dispose of any security as soon as practicable if the security is no longer of the requisite quality, unless such action would not be in the best interest of the Portfolio. High quality, short-term instruments may result in a lower yield than instruments with a lower quality or a longer term.
MUNICIPAL OBLIGATIONS. The two principal classifications of Municipal Obligations consist of "notes" and "bonds." Municipal Obligations are further classified as "general obligation" and "revenue" issues and the securities held by the Portfolio may include "moral obligation" issues, which are normally issued by special purpose authorities. General obligation bonds are secured by the issuer's pledge of its full faith, credit and taxing power for the payment of principal and interest. Revenue bonds are payable only from the revenues derived from a particular facility or class of facilities or in some cases, from the proceeds of a special excise tax or other specific revenue source, such as the user of the facility being financed. The Portfolio may invest in "private activity" bonds, described below, which as a general rule will be revenue bonds and, accordingly, are not payable from the unrestricted revenues of the issuer. Among other instruments, the Portfolio may purchase tax-exempt commercial paper and short-term municipal notes, such as tax anticipation notes, bond anticipation notes, revenue anticipation notes, construction loan notes and other forms of short-term loans. These notes are issued with a short-term maturity in anticipation of the receipt of tax funds, the proceeds of bond placements or other revenues. The Portfolio may also acquire participations in privately negotiated loans to municipal borrowers. The types, forms and offerings of Municipal Obligations are continually changing and the Portfolio could invest in instruments that may be developed and offered in the market place in the future, provided they meet the Portfolio's investment quality and Federal income tax criteria.
Interest income on certain types of private activity bonds issued after August 7, 1986 to finance non-governmental activities is a specific tax preference item for purposes of the Federal individual and corporate alternative minimum taxes. Individual and corporate holders of interests in the Portfolio may be subject to a Federal alternative minimum tax to the extent the Portfolio's income is derived from interest on these bonds. Accordingly, these private activity bonds are not included in the term "Municipal Obligations" for purposes of determining compliance with the 80% test described above. However, while up to 20% of the Portfolio's net assets may be invested in these private activity bonds, it is anticipated that they will ordinarily not constitute a significant portion of the securities held by the Portfolio. Dividends paid by the Fund which are derived from interest income on Municipal Obligations are a "current earnings" adjustment item for purposes of the Federal corporate alternative minimum tax.
Certain Municipal Obligations bear interest at rates that are not fixed, but that vary with changes in specified market rates or indices. Certain of these obligations may carry a demand feature that permits the Portfolio to tender them back to the issuer or remarketing agent at part value prior to maturity. The Portfolio may invest in floating rate and variable rate obligations carrying stated maturities in excess of one year at the date of purchase by the Portfolio if the obligations carry demand features that comply with conditions established by the SEC or its staff. The Portfolio will limit its purchases of floating rate and variable rate Municipal Obligations to those meeting the quality standards set forth above. Frequently these obligations are secured by letters of credit or other credit support arrangements provided by banks. The quality of the underlying credit or of the bank, as the case may be, must also be equivalent to the quality standards set forth above, as determined by Bankers Trust under the supervision of the Board of Trustees.
The Portfolio may invest in the following Municipal Obligations: (i) notes rated MIG-1 or VMIG-1 by Moody's Investors Service, Inc. ("Moody's") or SP-1 or higher by Standard & Poor's Corporation ("S&P") (or an equivalent rating by another NRSRO) or which are considered to be of comparable quality by Bankers Trust pursuant to guidelines established and maintained in good faith by the Board of Trustees or (ii) other Municipal Obligations issued by issuers with municipal notes outstanding, comparable in priority and security, meeting the rating criteria described herein or, if no such notes are outstanding or if they are unrated, are rated at least AA by S&P or Aa by Moody's.
The Portfolio may invest in Municipal Obligations the income on which may be derived from economically related projects or projects of a similar type. To the extent that the Portfolio's assets are concentrated in Municipal Obligations payable from revenues on economically related projects and facilities, or issued by issuers in particular states, the Portfolio will be subject to the particular risks presented by those projects, facilities or states to a greater extent than it would be if the Portfolio's assets were not so concentrated. In addition, the Portfolio may invest in private activity bonds the interest on which is not subject to an alternative minimum tax, as described above, and may invest without limitation in Municipal Obligations backed by letters of credit or guarantees issued by banks or other financial institutions.
TAXABLE INVESTMENTS. When, in the opinion of Bankers Trust, adverse market conditions exist for Municipal Obligations and a "defensive" investment posture is warranted, the Portfolio may temporarily invest more than 20% of its total assets in "Taxable Investments," which are money market instruments having maturity and quality characteristics comparable to those discussed above for Municipal Obligations, but that produce interest not exempt from Federal income taxation. Periods when a defensive posture is warranted include those periods when the Portfolio's monies available for investment exceed the Municipal Obligations available for purchase that meet the Portfolio's rating, maturity and other investment criteria. The Portfolio may invest in Taxable Investments in anticipation of withdrawals or pending the investment in Municipal Obligations of proceeds from additional investments in the Portfolio or from the sale of securities held by the Portfolio. The Portfolio also has the right to hold cash reserves as it deems necessary for temporary defensive purposes. While the Portfolio is authorized to invest up to 20% of its net assets under normal market conditions in Taxable Investments, it is anticipated that they will not ordinarily constitute a significant portion of the assets held by the Portfolio.
   Taxable Investments will be limited to: (i) U.S. government securities;
(ii) commercial paper and certificates of deposit, bankers' acceptances and short-term obligations of foreign and domestic banks with total assets of $1 billion or more, in each case rated A-1 or higher by S&P, Prime-1 by Moody's, or, if not rated, believed to be of equivalent investment quality by Bankers Trust acting under the supervision of the Board of Trustees;
(iii) short-term corporate debt obligations of issuers which have commercial paper outstanding meeting the rating requirements described herein or, if such commercial paper is unrated or if no such commercial paper is outstanding, are rated at least AA by S&P and Aa by Moody's; and
(iv) repurchase agreements with an underlying security that would otherwise qualify for investment by the Portfolio.
INVESTMENT RESTRICTIONS. The Portfolio's investment objectives, together with the investment restrictions, described in this paragraph and Part B in more detail, are "fundamental policies," which means that they may not be changed without the approval of investors in the Portfolio. The Portfolio will invest at least 80% of its net assets in Municipal Obligations under normal market conditions. The Portfolio may not, with respect to 75% of its total assets, invest more than 5% of its total assets in the obligations of any one issuer except for U.S. Government Obligations and repurchase agreements, which may be purchased without limitation. This restriction, however, shall not preclude the purchase by the Portfolio of issues backed by letters of credit or guarantees of banks or other financial institutions, even though any such bank or financial institution provides a letter of credit or guarantee with respect to securities that in the aggregate represent more than 5% but not more than 10% of the total assets of the Portfolio, and will consider the issuer of the security (and not the letter of credit or guarantee) the principal obligator of the obligation. The Portfolio is also authorized to borrow, including entering into reverse repurchase transactions, in an amount up to 5% of its total assets for temporary purposes, but not for leverage, and to pledge its assets to the same extent in connection with these borrowings. See Part B for additional information with respect to reverse repurchase transactions. At the time of an investment, the Portfolio's aggregate holdings of repurchase agreements having remaining maturities of more than seven calendar days (or which may not be terminated within seven calendar days upon notice by the Portfolio), time deposits having remaining maturities of more than seven calendar days, illiquid securities (including floating rate Municipal Obligations having a demand feature of not more than seven calendar days), restricted securities and securities lacking readily available market quotations will not exceed 10% of the Portfolio's net assets. If changes in the liquidity of certain securities cause a Portfolio to exceed such 10% limit, the Portfolio will take steps to bring the aggregate amount of its illiquid securities back below 10% of its net assets as soon as practicable, unless such action would not be in the best interest of the Portfolio.
ADDITIONAL INVESTMENT TECHNIQUES. The Portfolio may also purchase reverse repurchase agreements, participation interests and standby commitments. See Part B for a more detailed description of reverse repurchase agreements, participation interests and standby commitments.
   Credit Enhancement. Certain of the Portfolio's acceptable investments may be credit-enhanced by a guaranty, letter of credit, or insurance. Any bankruptcy, receivership, default, or change in the credit quality of the party providing the credit enhancement will adversely affect the quality and marketability of the underlying security and could cause losses to the Portfolio. The Portfolio may have more than 25% of its total assets invested in securities credit-enhanced by banks.
ITEM 5. MANAGEMENT OF THE FUND.
The Board of Trustees provides broad supervision over the affairs of the Portfolio. Bankers Trust is the Portfolio's investment adviser. A majority of the Portfolio's Trustees are not affiliated with the Adviser. Bankers Trust, the Portfolio's administrator (the "Administrator"), supervises the overall administration of the Portfolio. The Portfolio's fund accountant, transfer agent, custodian and dividend paying agent is also Bankers Trust.
   Bankers Trust, a New York banking corporation with principal offices at 280 Park Avenue, New York, New York 10017, is a wholly-owned subsidiary of Bankers Trust New York Corporation. Bankers Trust conducts a variety of general banking and trust activities and is a major wholesale supplier of financial services to the international and domestic institutional market. As of December 31, 1996, Bankers Trust New York Corporation was the seventh largest bank holding company in the United States with total assets of approximately $120 billion. Bankers Trust is a worldwide merchant bank dedicated to servicing the needs of corporations, governments, financial institutions and private clients through a global network of over 120 offices in more than 40 countries. Investment management is a core business of Bankers Trust, built on a tradition of excellence from its roots as a trust bank founded in 1903. The scope of Bankers Trust's investment management capability is unique due to its leadership positions in both active and passive quantitative management and its presence in major equity and fixed income markets around the world. Bankers Trust is one of the nation's largest and most experienced investment managers with approximately $227 billion in assets under management globally. Of that total, approximately $45 billion are in cash assets alone. This makes Bankers Trust one of the nation's leading managers of cash funds.
Bankers Trust has more than 50 years of experience managing retirement assets for the nation's largest corporations and institutions. In the past, these clients have been serviced through separate account and commingled fund structures. Now, the BT Family of Funds brings Bankers Trust's extensive investment management expertise, once available to only the largest institutions in the U.S., to individual investors. Bankers Trust's officers have had extensive experience in managing investment portfolios having objectives similar to those of the Portfolio.
Bankers Trust, subject to the supervision and direction of the Board of Trustees, manages the Portfolio in accordance with the Portfolio's investment objectives and stated investment policies, makes investment decisions for the Portfolio, places orders to purchase and sell securities and other financial instruments on behalf of the Portfolio and employs professional investment managers and securities analysts who provide research services to the Portfolio. All orders for investment transactions on behalf of the Portfolio are placed by Bankers Trust with broker-dealers and other financial intermediaries that it selects, including those affiliated with Bankers Trust. A Bankers Trust affiliate will be used in connection with a purchase or sale of an investment for the Portfolio only if Bankers Trust believes that the affiliate's charge for the transaction does not exceed usual and customary levels. The Portfolio will not invest in obligations for which Bankers Trust or any of its affiliates is the ultimate obligor or accepting bank. The Portfolio may, however, invest in the obligations of correspondents and customers of Bankers Trust. As compensation for its investment advisory services, the Portfolio will pay Bankers Trust a fee computed daily and paid monthly at the annual rate of 0.15% of the average daily net assets of the Portfolio pursuant to an investment advisory agreement.
   Bankers Trust has been advised by its counsel that, in counsel's opinion, Bankers Trust currently may perform the services for the Portfolio described in this Registration Statement without violation of the Glass-Steagall Act or other applicable banking laws or regulations.
Under an administration and services agreement with the Portfolio (the "Administration and Services Agreement"), Bankers Trust calculates the value of the net assets of the Portfolio and generally assists the Board of Trustees in all aspects of the administration and operation of the Portfolio. The Administration and Services Agreement provides for the Portfolio to pay Bankers Trust a fee computed daily and paid monthly at the annual rate of 0.05% of the average daily net assets of the Portfolio. Under the Administration and Services Agreement, Bankers Trust may delegate one or more of its responsibilities to others at Bankers Trust's expense.
   The Portfolio bears its own expenses. Operating expenses for the Portfolio generally consist of all costs not specifically borne by Bankers Trust or Edgewood Services, Inc. ("Edgewood"), the Portfolio's placement agent and sub-administrator, including investment advisory and administration and service fees, fees for necessary professional services, the costs associated with regulatory compliance and maintaining legal existence and investor relations.
ITEM 6. CAPITAL STOCK AND OTHER SECURITIES.
   The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of his investment at any time at net asset value (`NAV''). Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.
The Portfolio reserves the right to create and issue a number of series, in which case investments in each series would participate equally in the earnings, dividends and assets of the particular series. Currently, the Portfolio has only one series.
Investments in the Portfolio have no pre-emptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g. upon application and submission of certain specified documents to the Trustees by a specified percentage of the aggregate value of the Portfolio's outstanding interests) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.
   The NAV of the Portfolio is determined each day on which the Portfolio is open ("Portfolio Business Day") (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the Investment Company Act of 1940, as amended (the "1940 Act")). This determination is made twice during each such day as of 12:00 noon, Eastern time and as of the close of regular trading on the New York Stock Exchange Inc. (the "NYSE") which is currently 4:00 p.m. (or should the NYSE close earlier, at the time of such early closing), Eastern time (each, a "Valuation Time").
Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day. At the Valuation Time, on each such business day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the NAV of the Portfolio by the percentage, effective for that day, that represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be re-computed as the percentage equal to the fraction
(i) the numerator of which is the value of such investor's investment in the Portfolio as of the Valuation Time, on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate NAV of the Portfolio as of the Valuation Time, on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of the Valuation Time, on the following business day of the Portfolio.
The Net Income of the Portfolio shall consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less
(ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio. All the Net Income of the Portfolio is allocated pro rata among the investors in the Portfolio. The Net Income is accrued daily and distributed monthly to the investors in the Portfolio.
Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder. It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its assets in the Portfolio.
ITEM 7. PURCHASE OF SECURITIES BEING OFFERED.
Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. See "General Description of Registrant" above.
   An investment in the Portfolio may be made without a sales load. All investments are made at the NAV next determined if an order is received by the Portfolio by the designated cutoff time for each accredited investor. The NAV of the Portfolio is determined on each Portfolio Business Day. Securities are valued at amortized cost, which the Trustees of the Portfolio have determined in good faith constitutes fair value for the purposes of complying with the 1940 Act. This valuation method will continue to be used until such time as the Trustees of the Portfolio determine that it does not constitute fair value for such purposes.
There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in Federal funds (i.e., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve Bank).
   The Portfolio and Edgewood reserve the right to cease accepting investments at any time or to reject any investment order.
The placement agent for the Portfolio is Edgewood. The principal business address of Edgewood and its affiliates is Clearing Operations, P.O. Box 897, Pittsburgh, Pennsylvania 15230-0897. Edgewood receives no additional compensation for serving as the placement agent for the Portfolio.
ITEM 8. REDEMPTION OR REPURCHASE.
   An investor in the Portfolio may withdraw all or any portion of its investment at the NAV next determined if a withdrawal request in proper form is furnished by the investor to the Portfolio by the designated cutoff time for each accredited investor. The proceeds of a withdrawal will be paid by the Portfolio in Federal funds normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay redemptions in kind. Investments in the Portfolio may not be transferred.
The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.


ITEM 9. PENDING LEGAL PROCEEDINGS.
Not applicable.




TAX FREE MONEY PORTFOLIO

PART B
ITEM 10. COVER PAGE.
Not applicable.
ITEM 11. TABLE OF CONTENTS.
   General Information and History....................1
Investment Objectives and Policies....................1
Management of the Fund................................6
Control Persons and Principal Holders of Securities...8
Investment Advisory and Other Services................8
Brokerage Allocation and Other Practices..............9
Capital Stock and Other Securities...................10
Purchase, Redemption and Pricing of Securities Being Offered     11
Tax Status...........................................11
Underwriters.........................................12
Calculation of Performance Data......................12
Financial Statements.............................12
ITEM 12. GENERAL INFORMATION AND HISTORY.
Not applicable.
ITEM 13. INVESTMENT OBJECTIVES AND POLICIES.
Part A contains additional information about the investment objectives and policies of Tax Free Money Portfolio (the "Portfolio"). This Part B should only be read in conjunction with Part A.
Municipal Obligations -- The two principal classifications of Municipal Obligations are "notes" and "bonds."
MUNICIPAL NOTES. Municipal notes generally fund short-term capital needs and have maturities of one year or less. The Portfolio may invest in Municipal Notes, which include:
TAX ANTICIPATION NOTES. Tax anticipation notes are issued to finance working capital needs of municipalities. Generally, they are issued in anticipation of various seasonal tax revenue, such as income, sales, use and business taxes, and are payable from these specific future taxes. REVENUE ANTICIPATION NOTES. Revenue anticipation notes are issued in expectation of receipt of other types of revenue, such as Federal revenues available under Federal revenue sharing programs.
BOND ANTICIPATION NOTES. Bond anticipation notes are issued to provide interim financing until long-term financing can be arranged. In most cases, the long-term Bonds provide funds for the repayment of these Notes. MISCELLANEOUS, TEMPORARY AND ANTICIPATORY INSTRUMENTS. These instruments may include notes issued to obtain interim financing pending entering into alternate financial arrangements, such as receipt of anticipated Federal, state or other grants or aid, passage of increased legislative authority to issue longer-term instruments or obtaining other refinancing.
CONSTRUCTION LOAN NOTES. Construction loan notes are sold to provide construction financing. Permanent financing, the proceeds of which are applied to the payment of construction loan notes, is sometimes provided by a commitment of the GNMA to purchase the loan, accompanied by a commitment by the Federal Housing Administration to insure mortgage advances thereunder. In other instances, permanent financing is provided by commitments of banks to purchase the loan. The Portfolio will only purchase construction loan notes that are subject to permanent GNMA or bank purchase commitments.
TAX-EXEMPT COMMERCIAL PAPER. Tax-exempt commercial paper is a short-term obligation with a stated maturity of 365 days or less. It is issued by agencies of state and local governments to finance seasonal working capital needs or as short-term financing in anticipation of longer-term financing. MUNICIPAL BONDS. Municipal bonds generally fund longer-term capital needs than municipal notes and have maturities exceeding one year when issued. The Portfolio may invest in municipal bonds, but only to the extent that their remaining maturities are determined not to exceed thirteen months under rules promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"). Municipal bonds include:
GENERAL OBLIGATION BONDS. Issuers of general obligation bonds include states, counties, cities, towns and regional districts. The proceeds of these obligations are used to fund a wide range of public projects, including construction or improvement of schools, highways and roads, and water and sewer systems. The basic security behind general obligation bonds is the issuer's pledge of its full faith and credit and taxing power for the payment of principal and interest. The taxes that can be levied for the payment of debt service may be limited or unlimited as to the rate or amount of special assessments.
REVENUE BONDS. The principal security for a revenue bond is generally the net revenues derived from a particular facility, group of facilities or, in some cases, the proceeds of a special excise tax or other specific revenue source. Revenue bonds are issued to finance a wide variety of capital projects, including electric, gas, water and sewer systems; highways, bridges, and tunnels; port and airport facilities; colleges and universities; and hospitals. Although the principal security behind these bonds may vary, many provide additional security in the form of a debt service reserve fund that may be used to make principal and interest payments on the issuer's obligations. Housing finance authorities have a wide range of security, including partially or fully insured mortgages, rent subsidized and/or collateralized mortgages, certificates of deposit and/or the net revenues from housing or other public projects. Some authorities provide further security in the form of a state's ability (without obligation) to make up deficiencies in the debt service reserve fund.
PRIVATE ACTIVITY BONDS. Private activity bonds, which are considered Municipal Obligations if the interest paid thereon is excluded from gross income for Federal income tax purposes and is not a specific tax preference item for Federal individual and corporate alternative minimum tax purposes, are issued by or on behalf of public authorities to raise money to finance various privately-operated facilities such as manufacturing facilities, certain hospital and university facilities and housing projects. These bonds are also used to finance public facilities such as airports, mass transit systems and ports. The payment of the principal and interest on these bonds is dependent solely on the ability of the facility's user to meet its financial obligations and generally the pledge, if any, of real and personal property so financed as security for payment.
REPURCHASE AGREEMENTS. The Portfolio may engage in repurchase agreement transactions with banks and government securities dealers approved by the Board of Trustees. Under the terms of a typical repurchase agreement, the Portfolio would acquire an underlying debt obligation of a kind in which the Portfolio could invest for a relatively short period (usually not more than one week), subject to an obligation of the seller to repurchase, and the Portfolio to resell, the obligation at an agreed price and time, thereby determining the yield during the Portfolio's holding period. This arrangement results in a fixed rate of return that is not subject to market fluctuations during the Portfolio's holding period. The value of the underlying securities will be at least equal at all times to the total amount of the repurchase obligations, including interest. The Portfolio bears a risk of loss in the event that the other party to a repurchase agreement defaults on its obligations and the Portfolio is delayed in or prevented from exercising its rights to dispose of the collateral securities, including the risk of a possible decline in the value of the underlying securities during the period in which the Portfolio seeks to assert these rights. The Adviser, acting under the supervision of the Board of Trustees, reviews the creditworthiness of those banks and dealers with which the Portfolio enters into repurchase agreements and monitors on an ongoing basis the value of the securities subject to repurchase agreements to ensure that it is maintained at the required level.
   REVERSE REPURCHASE AGREEMENTS. The Portfolio may borrow funds for temporary or emergency purposes, such as meeting larger than anticipated redemption requests, and not for leverage, by among other things, agreeing to sell its securities to financial institutions such as banks and broker-dealers and to repurchase them at a mutually agreed date and price (a "reverse repurchase agreement"). At the time the Portfolio enters into a reverse repurchase agreement it will place in a segregated custodial account cash, U.S. government obligations or high-grade debt obligations having a value equal to the repurchase price, including accrued interest. Reverse repurchase agreements involve the risk that the market value of the securities sold by the Portfolio may decline below the repurchase price of those securities. Reverse repurchase agreements are considered to be borrowings by the Portfolio.
PARTICIPATION INTERESTS. The Portfolio may purchase from financial institutions participation interests in Municipal Obligations. A participation interest gives the Portfolio an undivided interest in the Municipal Obligation in the proportion that the Portfolio's participation interest bears to the total principal amount of the Municipal Obligation. These instruments may be variable rate or fixed rate with remaining maturities of one year or less. If the participation interest is unrated or has been given a rating below that which otherwise is permissible for purchase by the Portfolio, the participation interest will be backed by an irrevocable letter of credit or guarantee of a bank that the Board of Trustees has determined meets the prescribed quality standards for the Portfolio, or the payment obligation otherwise will be collateralized by U.S. government securities or other securities deemed appropriate by the Board of Trustees, or, in the case of an unrated participation interest that is not backed or collateralized as described above, but that otherwise meets the Trustees' procedures and standards for creditworthiness and high quality, the underlying Municipal Obligation must be a permissible investment for the Portfolio. For certain participation interests, the Portfolio will have the right to demand payment, on seven days' notice, for all or any part of the Portfolio's participation interest in the Municipal Obligation, plus accrued interest. As to these instruments, the Portfolio intends to exercise its right to demand payment from the issuer of the demand feature only upon a default under the terms of the Municipal Obligation, as needed to provide liquidity to meet redemptions or to maintain a high quality investment portfolio. In the event an issuer of a demand feature defaulted on its payment obligation, the Portfolio might be unable to dispose of the participation interest because of the absence of a secondary market and could, for this or other reasons, suffer a loss to the extent of the default. The Portfolio does not currently intend to invest more than 5% of its total assets in participation interests.
STANDBY COMMITMENTS. The Portfolio may acquire standby commitments or "puts" solely to facilitate portfolio liquidity; the Portfolio does not intend to exercise its rights thereunder for trading purposes. The maturity of a Municipal Obligation is not to be considered shortened by any standby commitment to which the obligation is subject. Thus, standby commitments do not affect the dollar-weighted average maturity of the Portfolio.
When Municipal Obligations are subject to puts separate from the underlying securities, no value is assigned to the put. Because of the difficulty of evaluating the likelihood of exercise or the potential benefit of a put, the Board of Trustees has determined that puts shall have a fair market value of zero, regardless of whether any direct or indirect consideration was paid.
Since the value of the put is partly dependent on the ability of the put writer to meet its obligation to repurchase, the Portfolio's policy is to enter into put transactions only with put writers who are approved by Bankers Trust. It is the Portfolio's general policy to enter into put transactions only with those put writers which are determined to present minimal credit risks. In connection with this determination, the Board of Trustees will review regularly Bankers Trust's list of approved put writers, taking into consideration, among other things, the ratings, if available, of their equity and debt securities, their reputation in the municipal securities markets, their net worth, their efficiency in consummating transactions and any collateral arrangements, such as letters of credit securing the puts written by them. Commercial banks normally will be members of the Federal Reserve System, and other dealers will be members of the National Association of Securities Dealers, Inc. or members of a national securities exchange. Other put writers will have outstanding debt rated Aa or better by Moody's or AA or better by S&P, or will be of comparable quality in Bankers Trust's opinion, or such put writers' obligations will be collateralized and of comparable quality in Bankers Trust's opinion. The Board of Trustees has directed Bankers Trust not to enter into put transactions with any put writer that, in the judgment of Bankers Trust using the above-described criteria, is or becomes a recognizable credit risk. The Trust is unable to predict whether all or any portion of any loss sustained could subsequently be recovered from a put writer in the event that a put writer should default on its obligation to repurchase an underlying security. The Portfolio does not currently intend to invest more than 5% of its net assets in standby commitments.
INVESTMENT RESTRICTIONS
The Portfolio has adopted its investment objectives and the following investment restrictions as "fundamental policies," which may not be changed without approval by holders of a "majority of the outstanding shares" of the Portfolio, which as used in this Registration Statement means the vote of the lesser of (i) 67% or more of the outstanding "voting securities" of the Portfolio present at a meeting, if the holders of more than 50% of the outstanding "voting securities" of the Portfolio are present or represented by proxy, or (ii) more than 50% of the outstanding "voting securities" of the Portfolio. The term "voting securities" as used in this paragraph has the same meaning as in the 1940 Act.
The Portfolio may not:
     (1) Borrow money, except for temporary or emergency (not leveraging) purposes in an amount not exceeding 5% of the value of the Portfolio's total assets (including the amount borrowed), calculated at the lower of cost or market.
     (2) Pledge, hypothecate, mortgage or otherwise encumber more than 5% of its total assets and only to secure borrowings for temporary or emergency purposes.
     (3) Invest more than 5% of its total assets in any one issuer (other than U.S. government obligations) or purchase more than 10% of any class of securities of any one issuer; provided, however, that (i) up to 25% of the assets of the Portfolio may be invested without regard to this restriction and (ii) this restriction shall not preclude the purchase by the Portfolio of issues guaranteed by the U.S. government, its agencies or instrumentalities or backed by letters of credit or guarantees of one or more commercial banks or other financial institutions, even though any one such commercial bank or financial institution provides a letter of credit or guarantee with respect to securities which in the aggregate represent more than 5%, but not more than 10%, of the total assets of the Portfolio.
     (4) Invest more than 25% of the total assets of the Portfolio in the securities of issuers in any single industry; provided that (i) this limitation shall not apply to U.S. government obligations and (ii) this limitation shall not apply to the purchase of Municipal Obligations or letters of credit or guarantees of banks or other financial institutions that support Municipal Obligations.
     (5) Make short sales of securities, maintain a short position or purchase any securities on margin, except for such short-term credits as are necessary for the clearance of transactions.
     (6) Underwrite the securities issued by others (except to the extent the Portfolio may be deemed to be an underwriter under the Federal securities laws in connection with the disposition of its portfolio securities) or knowingly purchase restricted securities except that the Portfolio may bid, separately or as part of a group, for the purchase of Municipal Obligations directly from an issuer for its own portfolio in order to take advantage of any lower purchase price available. To the extent these securities are illiquid, they will be subject to the Portfolio's 10% limitation on investments in illiquid securities.
     (7) Purchase or sell real estate, real estate investment trust securities, commodities or commodity contracts, or oil, gas or mineral interests, but this shall not prevent the Portfolio from investing in obligations secured by real estate or interests therein.
     (8) Make loans to others, except through the purchase of qualified debt obligations and the entry into repurchase agreements.
     (9) Invest more than an aggregate of 10% of its net assets (taken at current value) in (i) securities that cannot be readily resold to the public because of legal or contractual restrictions or because there are no market quotations readily available or (ii) other "illiquid" securities (including time deposits and repurchase agreements maturing in more than seven calendar days).
     (10) Purchase more than 10% of the voting securities of any issuer or invest in companies for the purpose of exercising control or management.
     (11) Purchase securities of other investment companies, except to the extent permitted under the 1940 Act or in connection with a merger, consolidation, reorganization, acquisition of assets or an offer of exchange.
     (12) Issue any senior securities, except insofar as it may be deemed to have issued a senior security by reason of (i) entering into a repurchase agreement or (ii) borrowing in accordance with terms described herein.
     (13) Purchase or retain the securities of any issuer if any of the officers or trustees of the Portfolio or its investment adviser owns individually more than 1/2 of 1% of the securities of such issuer, and together such officers and trustees own more than 5% of the securities of such issuer.
     (14) Invest in warrants, except that the Portfolio may invest in warrants if, as a result, the investments (valued at the lower of cost or market) would not exceed 5% of the value of the Portfolio's net assets, of which not more than 2% of the Portfolio's net assets may be invested in warrants not listed on a recognized domestic stock exchange. Warrants acquired by the Portfolio as part of a unit or attached to securities at the time of acquisition are not subject to this limitation.
     (15) The Portfolio will invest at least 80% of its net assets in Municipal Obligations under normal market conditions.
For purposes of diversification under the 1940 Act, identification of the "issuer" of a Municipal Obligation depends on the terms and conditions of the obligation. If the assets and revenues of an agency, authority, instrumentality or other political subdivision are separate from those of the government creating the subdivision, and the obligation is backed only by the assets and revenues of the subdivision, the subdivision will be regarded as the sole issuer. Similarly, if a private activity bond is backed only by the assets and revenues of the nongovernmental user, the nongovernmental user will be deemed to be the sole issuer. If in either case the creating government or another entity guarantees an obligation or issues a letter of credit to secure the obligation, the guarantee or letter of credit will be considered a separate security issued by the government or entity and would be separately valued.
   ADDITIONAL RESTRICTIONS. In order to comply with certain statutes and policies each Portfolio will not as a matter of operating policy:
     (i) borrow money (including through dollar roll transactions) for any purpose in excess of 10% of the Portfolio's total assets (taken at cost), except that the Portfolio may borrow for temporary or emergency purposes up to 1/3 of its total assets;
     (ii) pledge, mortgage or hypothecate for any purpose in excess of 10% of the Portfolio's total assets (taken at market value), provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered a pledge of assets for purposes of this restriction;
     (iii) purchase any security or evidence of interest therein on margin, except that such short-term credit as may be necessary for the clearance of purchases and sales of securities may be obtained and except that deposits of initial deposit and variation margin may be made in connection with the purchase, ownership, holding or sale of futures;
     (iv) sell any security which it does not own unless by virtue of its ownership of other securities it has at the time of sale a right to obtain securities, without payment of further consideration, equivalent in kind and amount to the securities sold and provided that if such right is conditional the sale is made upon the same conditions;
     (v)  invest for the purpose of exercising control or management;
     (vi) purchase securities issued by any investment company except by purchase in the open market where no commission or profit to a sponsor or dealer results from such purchase other than the customary broker's commission, or except when such purchase, though not made in the open market, is part of a plan of merger or consolidation; provided, however, that securities of any investment company will not be purchased for the Portfolio if such purchase at the time thereof would cause (a) more than 10% of the Portfolio's total assets (taken at the greater of cost or market value) to be invested in the securities of such issuers; (b) more than 5% of the Portfolio's total assets (taken at the greater of cost or market value) to be invested in any one investment company; or (c) more than 3% of the outstanding voting securities of any such issuer to be held for the Portfolio; and, PROVIDED FURTHER, that the Portfolio shall not invest in any other open-end investment company unless the Portfolio (1) waives the investment advisory fee with respect to assets invested in other open-end investment companies and (2) incurs no sales charge in connection with the investment (as an operating policy the Portfolio will not invest in another open-end registered investment company);
     (vii) invest more than 15% of the Portfolio's net assets (taken at the greater of cost or market value) in securities that are illiquid or not readily marketable not including (a) Rule 144A securities that have been determined to be liquid by the Board of Trustees; and (b) commercial paper that is sold under section 4(2) of the 1933 Act which: (i) is not traded flat or in default as to interest or principal; and (ii) is rated in one of the two highest categories by at least two nationally recognized statistical rating organizations and the Portfolio's (Fund's) Board of Trustees have determined the commercial paper to be liquid; or (iii) is rated in one of the two highest categories by one nationally recognized statistical rating agency and the Portfolio's (Fund's) Board of Trustees have determined that the commercial paper is equivalent quality and is liquid;
     (viii) invest more than 10% of the Portfolio's total assets (taken at the greater of cost or market value) in securities that are restricted as to resale under the 1933 Act (other than Rule 144A securities deemed liquid by the Portfolio's Board of Trustees);
     (ix) no more than 5% of the Portfolio's total assets are invested in securities issued by issuers which (including predecessors) have been in operation less than three years;
     (x) with respect to 75% of the Portfolio's total assets, purchase securities of any issuer if such purchase at the time thereof would cause the Portfolio to hold more than 10% of any class of securities of such issuer, for which purposes all indebtedness of an issuer shall be deemed a single class and all preferred stock of an issuer shall be deemed a single class, except that futures or option contracts shall not be subject to this restriction;
     (xi) with respect to 75% of its assets, invest more than 5% of its total assets in the securities (excluding U.S. government securities) of any one issuer;
     (xii) purchase or retain in the Portfolio's portfolio any securities issued by an issuer any of whose officers, directors, trustees or security holders is an officer or Trustee of the Portfolio, or is an officer or partner of the Adviser, if after the purchase of the securities of such issuer for the Portfolio one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities, or both, all taken at market value, of such issuer, and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities, or both, all taken at market value;
     (xiii) invest more than 5% of the Portfolio's net assets in warrants (valued at the lower of cost or market) (other than warrants acquired by the Portfolio as part of a unit or attached to securities at the time of purchase), but not more than 2% of the Portfolio's net assets may be invested in warrants not listed on the NYSE or the American Stock Exchange;
     (xiv) make short sales of securities or maintain a short position, unless at all times when a short position is open it owns an equal amount of such securities or securities convertible into or exchangeable, without payment of any further consideration, for securities of the same issue and equal in amount to, the securities sold short, and unless not more than 10% of the Portfolio's net assets (taken at market value) is represented by such securities, or securities convertible into or exchangeable for such securities, at any one time (the Portfolio has no current intention to engage in short selling);
The Portfolio will comply with the permitted investments and investment limitations in the securities laws and regulations of all states in which the corresponding Fund, or any other registered investment company investing in the Portfolio, is registered.
ITEM 14. MANAGEMENT OF THE FUND.
The Board of Trustees is composed of persons experienced in financial matters who meet throughout the year to oversee the activities of the Portfolio. In addition, the Trustees review contractual arrangements with companies that provide services to the Portfolio.
   The Trustees and officers of the Portfolio, their birthdates, and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Unless otherwise indicated below, the address of each Trustee and officer is Clearing Operations, P.O. Box 897, Pittsburgh, Pennsylvania 15230-0897.
TRUSTEES
PHILIP W. COOLIDGE* (birthdate: September 2, 1951) -- Trustee; Chairman, Chief Executive Officer and President, Signature Financial Group, Inc. ("SFG") (since December, 1988) and Signature Broker-Dealer Services, Inc. (`Signature'') (since April, 1989). His address is 6 St. James Avenue, Boston, Massachusetts 02116.
CHARLES P. BIGGAR (birthdate: October 13, 1930) -- Trustee; Retired; Director of Chase/NBW Bank Advisory Board; Director Batemen, Eichler, Hill Richards Inc.; Formerly Vice President of International Business Machines and President of the National Services and the Field Engineering Divisions of IBM. His address is 12 Hitching Post Lane, Chappaqua, New York 10514.
S. LELAND DILL (birthdate: March 28, 1930) -- Trustee; Retired; Director, Coutts Group and Coutts (U.S.A.) International; Coutts Trust Holdings Ltd. Director, Zweig Series Trust; formerly Partner of KPMG Peat Marwick; Director, Vinters International Company Inc.; General Partner of Pemco (an investment company registered under the 1940 Act). His address is 5070 North Ocean Drive, Singer Island, Florida 33404.
PHILIP SAUNDERS, JR. (birthdate: October 11, 1935) -- Trustee; Principal, Philip Saunders Associates (Consulting); former Director of Financial Industry Consulting, Wolf & Company; President, John Hancock Home Mortgage Corporation; and Senior Vice President of Treasury and Financial Services, John Hancock Mutual Life Insurance Company, Inc. His address is 445 Glen Road, Weston, Massachusetts 02193.
*Indicates an `interested person'' (as defined by the 1940 Act) of the Portfolio.


OFFICERS
RONALD M. PETNUCH (birthdate: February 27, 1960) - President and Treasurer; Senior Vice President, Federated Services Company (`FSC''); formerly, Director of Proprietary Client Services, Federated Administrative Services (`FAS''), and Associate Corporate Counsel, Federated Investors (``FI''). CHARLES L. DAVIS, JR. (birthdate: March 23, 1960) - Vice President and Assistant Treasurer; Vice President, FAS.
JAY S. NEUMAN (birthdate: April 22, 1950) - Secretary; Corporate Counsel,
FI.
Messrs. Coolidge, Petnuch, Davis, and Neuman also hold similar positions for other investment companies for which Signature, Edgewood Services, Inc. (`Edgewood'') or an affiliate serves as the principal underwriter.
No person who is an officer or director of Bankers Trust is an officer or Trustee of the Portfolio. No director, officer or employee of Edgewood or any of its affiliates will receive any compensation from the Trust or any Portfolio for serving as an officer or Trustee of the Portfolio.


The Trustees of the Portfolio received the following remuneration from the Portfolio for the fiscal year ended December 31, 1996:
TRUSTEE COMPENSATION TABLE
Name,           Aggregate           Total
Position With   Compensation        Compensation From
Trust/Portfolio From Portfolio      Fund Complex*


Philip W. Coolidge  $23                 $1,250
Trustee of Trust
and Portfolio
Charles P. Biggar   $765                $28,750
Trustee of Portfolio
S. Leland Dill      $705                $28,750
Trustee of Portfolio
Philip Saunders, Jr.                    $705            $28,750
Trustee of the Portfolio
*Aggregated information is furnished for the BT Family of Funds which consists of the following: BT Investment Funds, BT Institutional Funds, BT Pyramid Funds, BT Advisor Funds, BT Investment Portfolios, Cash Management Portfolio, Treasury Money Portfolio, Tax Free Money Portfolio, NY Tax Free Money Portfolio, International Equity Portfolio, Utility Portfolio, Short Intermediate US Government Securities Portfolio, Intermediate Tax Free Portfolio, Asset Management Portfolio, Equity 500 Index Portfolio, and Capital Appreciation Portfolio.
The Portfolio's Declaration of Trust provides that it will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.
ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.
   As of March 1, 1997, Tax Free Money Fund (the "Fund") (a series of shares of BT Investment Funds) owned approximately 100% of the value of the outstanding interests in the Portfolio. Because the Fund controls the Portfolio, it may take actions without the approval of any other investor in the Portfolio.
The Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, the Fund will hold a meeting of shareholders and will cast its votes as instructed by the Fund's shareholders. It is anticipated that other registered investment companies investing in the Portfolio will follow the same or a similar practice.
ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES.
Bankers Trust manages the assets of the Portfolio pursuant to an investment advisory agreement (the "Advisory Agreement"). Subject to such policies as the Board of Trustees may determine, the Adviser makes investment decisions for the Portfolio. Bankers Trust will: (i) act in strict conformity with the Portfolio's Declaration of Trust, the 1940 Act and the Investment Advisors Act of 1940, as the same may from time to time be amended; (ii) manage the Portfolio in accordance with the Portfolio's investment objectives, restrictions and policies as stated herein; (iii) make investment decisions for the Portfolio; and (iv) place purchase and sale orders for securities and other financial instruments on behalf of the Portfolio.
The Adviser furnishes at its own expense all services, facilities and personnel necessary in connection with managing the Portfolio's investments and effecting securities transactions for the Portfolio. The Advisory Agreement will continue in effect if such continuance is specifically approved at least annually by the Board of Trustees or by a majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of their investment), and, in either case, by a majority of the Portfolio's Trustees who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.
   The Advisory Agreement is terminable without penalty on 60 days' written notice by the Portfolio when authorized either by majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of their investment) or by a vote of a majority of its Board of Trustees, or by the Adviser, and will automatically terminate in the event of its assignment. The Advisory Agreement provides that neither the Adviser not its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the Portfolio, except for willful misfeasance, bad faith or gross negligence or of reckless disregard of its or their obligations and duties under the Advisory Agreement.
For the fiscal years ended December 31, 1996, 1995 and 1994, Bankers Trust earned $187,326, $180,724, and $182,954, respectively, in compensation for investment advisory services provided to the Portfolio. During the same periods, Bankers Trust reimbursed $43,832, $31,541, and $33,719, respectively, to the Portfolio to cover expenses.
Pursuant to an administration and services agreement (the "Administration Agreement"), Bankers Trust provides administration services to the Portfolio. Under the Administration Agreement, Bankers Trust is obligated on a continuous basis to provide such administrative services as the Board of Trustees reasonably deems necessary for the proper administration of the Portfolio. Bankers Trust will generally assist in all aspects of the Portfolio's operations; supply and maintain the Portfolio with office facilities, statistical and research data, data processing services, clerical, accounting, bookkeeping and recordkeeping services (including without limitation the maintenance of such books and records as are required under the 1940 Act and the rules thereunder, except as maintained by other agents of the Portfolio), internal auditing, executive and administrative services, and stationery and office supplies; prepare reports to investors; Portfolio; prepare and file tax returns; supply financial information and supporting data for reports to and filings with the Securities and Exchange Commission (the "SEC"); supply supporting documentation for meetings of the Board of Trustees; provide monitoring reports and assistance regarding compliance with the Portfolio's Declaration of Trust, by-laws, investment objectives and policies and with Federal and state securities laws; arrange for appropriate insurance coverage; calculate the net asset value, net income and realized capital gains or losses of the Portfolio; and negotiate arrangements with, and supervise and coordinate the activities of, agents and others retained by the Portfolio to supply services to the Portfolio and/or its investors.
   Pursuant to a sub-administration agreement (the "Sub-Administration Agreement"), FSC performs such sub-administration duties for the Portfolio as from time to time may be agreed upon by Bankers Trust and FSC. The Sub-Administration Agreement provides that FSC will receive such compensation as from time to time may be agreed upon by FSC and Bankers Trust. All such compensation will be paid by Bankers Trust.
Bankers Trust also provides fund accounting, transfer agency and custodian services to the Portfolio pursuant to the Administration Agreement.
   For the fiscal years ended December 31, 1996, 1995 and 1994, Bankers Trust earned $62,442, $60,241, and $60,985, respectively, for administrative and other services to the Portfolio. Bankers Trust reimbursed the Portfolio for a portion of its administrative and services fees for the periods above. See "Investment Advisory and Other Services" above.
Coopers & Lybrand L.L.P. are the independent certified public accountants for the Portfolio, providing audit services, tax return preparation, and assistance and consultation with respect to the preparation of filings with the SEC. The principal business address of Coopers & Lybrand L.L.P. is 1100 Main, Suite 900, Kansas City, Missouri 64105.
ITEM 17. BROKERAGE ALLOCATION AND OTHER PRACTICES.
Decisions to buy and sell securities and other financial instruments for the Portfolio are made by Bankers Trust, which also is responsible for placing these transactions, subject to the overall review of the Board of Trustees. Although investment requirements for the Portfolio are reviewed independently from those of the other accounts managed by Bankers Trust, investments of the type the Portfolio may make may also be made by these other accounts. When the Portfolio or accounts managed by Bankers Trust are prepared to invest in, or desire to dispose of, the same security or other financial instrument, available investments or opportunities for sales will be allocated in a manner believed by Bankers Trust to be equitable to each. In some cases, this procedure may affect adversely the price paid or received by the Portfolio or the size of the position obtained or disposed of by the Portfolio.
   Purchases and sales of securities on behalf of the Portfolio usually are principal transactions. These securities are normally purchased directly from the issuer or from an underwriter or market maker for the securities. The cost of securities purchased from underwriters includes an underwriting commission or concession and the prices at which securities are purchased from and sold to dealers include a dealer's mark-up or mark-down. U.S. government obligations are generally purchased from underwriters or dealers, although certain newly-issued U.S. government obligations may be purchased directly from the U.S. Treasury or from the issuing agency or instrumentality.
Over-the-counter purchases and sales are transacted directly with principal market makers except in those cases in which better prices and executions may be obtained elsewhere and principal transactions are not entered into with persons affiliated with the Portfolio except pursuant to exemptive rules or orders adopted by the SEC. Under rules adopted by the SEC, broker-dealers may not execute transactions on the floor of any national securities exchange for the accounts of affiliated persons, but may effect transactions by transmitting orders for execution.
In selecting brokers or dealers to execute portfolio transactions on behalf of the Portfolio, Bankers Trust seeks the best overall terms available. In assessing the best overall terms available for any transaction, Bankers Trust will consider the factors it deems relevant, including the breadth of the market in the investment, the price of the investment, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In addition, Bankers Trust is authorized, in selecting parties to execute a particular transaction and in evaluating the best overall terms available, to consider the brokerage, but not research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolio, and/or the other accounts over which Bankers Trust or its affiliates exercise investment discretion. Bankers Trust's fees under its agreements with the Portfolio are not reduced by reason of its receiving brokerage services.
ITEM 18. CAPITAL STOCK AND OTHER SECURITIES.
Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.
Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).
The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to their respective percentages of the beneficial interests in the Portfolio), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to their respective percentages of the beneficial interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.
The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.
   The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.
The Portfolio reserves the right to create and issue a number of series, in which case investments in each series would participate equally in the earnings and assets of the particular series. Investors in each series would be entitled to vote separately to approve advisory agreements or changes in investment policy, but investors of all series may vote together in the election or selection of Trustees, principal underwriters and accountants for the Portfolio. Upon liquidation or dissolution of the Portfolio, the investors in each series would be entitled to share pro rata in the net assets of their respective series available for distribution to investors.
ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED. Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended. See "General Description of Registrant," "Purchase of Securities Being Offered" and "Redemption or Repurchase" in Part A.
   The Portfolio determines its net asset value as of 12:00 noon and 4:00 p.m., Eastern time, on each day on which the Portfolio is open ("Portfolio Business Day"), by dividing the value of the Portfolio's net assets (i.e., the value of its securities and other assets less its liabilities, including expenses payable or accrued) by the value of the investment of the investors in the Portfolio at the time the determination is made. (As of the date of this Registration Statement, the Portfolio is open for trading every weekday except for: (a) the following holidays: New Year's Day, Martin Luther King's Birthday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, November 11, Thanksgiving Day and Christmas; and (b) the preceding Friday of the subsequent Monday when one of the calendar-determined holidays falls on a Saturday or Sunday, respectively. Purchases and withdrawals will be effected at the time of determination of net asset value next following the receipt of any purchase or withdrawal order.
The securities held by the Portfolio are valued at their amortized cost. Amortized cost valuation involves valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium. If fluctuating interest rates cause the market value of the securities held by the Portfolio to deviate more than 1/2 of 1% from their value determined on the basis of amortized cost, the Board of Trustees will consider whether any action should be initiated, as described in the following paragraph. Although the amortized cost method provides certainty in valuation, it may result in periods during which the stated value of an instrument is higher or lower than the price an investment company would receive if the instrument were sold.
   Pursuant to rules of the SEC, the Board of Trustees has established procedures to stabilize the value of the Portfolio's net assets within 1/2 of 1% of the value determined on the basis of amortized cost. These procedures include a review of the extent of any such deviation of net asset value, based on available market rates. Should that deviation exceed 1/2 of 1%, the Board of Trustees will consider whether any action should be initiated to eliminate or reduce material dilution or other unfair results to the investors in the Portfolio. Such action may include withdrawal in kind, selling its securities prior to maturity and utilizing a portfolio valuation as determined by using available market quotations. The Portfolio will maintain a dollar-weighted average maturity of 90 days or less, will not purchase any instrument that under applicable SEC rules would be deemed to have a remaining maturity greater than one year or subject to a repurchase agreement having a duration of greater than one year, will limit its investments, including repurchase agreements, to U.S. dollar-denominated instruments that are issued or guaranteed by the U.S. Treasury, by an agency of the U.S. government or an instrumentality established or sponsored by the U.S. government, including repurchase agreements backed by such obligations, and will comply with certain reporting and recordkeeping procedures.
ITEM 20. TAX STATUS.
The Portfolio is organized as a trust under New York law. Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
The Portfolio's taxable year-end is December 31. Although, as described above, the Portfolio will not be subject to Federal income tax, it will file appropriate income tax returns.
It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its assets in the Portfolio.
There are certain tax issues that will be relevant to only certain of the investors, specifically investors that are segregated asset accounts and investors who contribute assets rather than cash to the Portfolio. It is intended that such segregated asset accounts will be able to satisfy diversification requirements applicable to them and that such contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisors as to the tax consequences of an investment in the Portfolio.
ITEM 21. UNDERWRITERS.
   The placement agent for the Portfolio is Edgewood, which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.
ITEM 22. CALCULATION OF PERFORMANCE DATA.
Not applicable.
ITEM 23. FINANCIAL STATEMENTS.
   The following financial statements, contained in the Annual Report of BT Investment Funds dated December 31, 1996, (File No. 811-04760) for the fiscal year ended December 31, 1996, are incorporated by reference into this Part B:
Statement of Assets and Liabilities, December 31, 1996
Statement of Operations for the fiscal year ended December 31, 1996 Statement of Changes in Net Assets for the fiscal years ended December 31, 1996 and 1995
Financial Highlights: Selected ratios and supplemental data for the periods indicated
Schedule of Portfolio Investments, December 31, 1996
Notes to Financial Statements
Report of Independent Accountants

PART C.   OTHER INFORMATION.

Item 24.  Financial Statements and Exhibits:

          (a)Financial Statements:
             Incorporated by reference to the Annual Report of BT
             Investment Funds dated December 31, 1996, pursuant to Rule 411 under the Securities Act of 1933. (File Nos. 33-07404 and 811-04760)

          (b)Exhibits:

             (1)  (i) Conformed copy of Amended and Restated Declaration of Trust of the Registrant; (3)
                  (ii)   Conformed copy of Amendment to the Amended and
                      Restated Declaration of Trust; (3)
             (2)  Copy of By-Laws of the Registrant; (3)
             (3)  Not applicable;
             (4)  Not applicable;
             (5) Conformed copy of Investment Advisory Agreement between the Registrant and Bankers Trust Company (``Bankers Trust''); (3)
             (6)  Not applicable;
             (7)  Not applicable;
             (8)  Not applicable;
             (9)  (i) Conformed copy of Administration and Services
                      Agreement between the Registrant and Bankers Trust;
                      (2)
                  (ii)   Conformed copy of Exclusive Placement Agent
                      Agreement and Amended Exhibit thereto; +
             (10) Not applicable;
             (11) Not applicable;
             (12) Not applicable;
             (13) Investment representation letters of initial investors;
                  (1)
             (14) Not applicable;
             (15) Not applicable;
             (16) Not applicable;
             (17) Copy of Financial Data Schedule; +
             (18) Not applicable;
             (19) Conformed copy of Power of Attorney. +

  +  All exhibits been filed electronically.

1.Previously filed on February 15, 1992.
2.Previously filed on April 30, 1993.
3.Response is incorporated by reference to Registrant's Amendment No. 6 on Form N-1A filed April 24, 1996.




Item 25.  Persons Controlled by or under Common Control with Registrant:

          None

Item 26.  Number of Holders of Securities:

                                   Number of Record Holders
Title of Class                     as of December 31, 1996

Beneficial Interests                         2

Item 27.  Indemnification: (4)

Item 28.  Business and Other Connections of Investment Adviser:

Bankers Trust serves as investment adviser to the Portfolio. Bankers Trust, a New York banking corporation, is a wholly owned subsidiary of Bankers Trust New York Corporation. Bankers Trust conducts a variety of commercial banking and trust activities and is a major wholesale supplier of financial services to the international institutional market.

To the knowledge of the Trust, none of the directors or officers of Bankers Trust, except those set forth below, is engaged in any other business, profession, vocation or employment of a substantial nature, except that certain directors and officers also hold various positions with and engage in business for Bankers Trust New York Corporation. Set forth below are the names and principal businesses of the directors and officers of Bankers Trust who are engaged in any other business, profession, vocation or employment of a substantial nature.

George B. Beitzel, International Business Machines Corporation, Old Orchard Road, Armonk, NY 10504. Retired Senior Vice President and Director, Member of Advisory Board of International Business Machines Corporation. Director of Bankers Trust and Bankers Trust New York Corporation. Director of FlightSafety International, Inc. Director of Phillips Petroleum Company. Director of Roadway Services, Inc. Director of Rohm and Haas Company.

William R. Howell, J.C. Penney Company, Inc., P.O. Box 10001, Plano, TX 75301-0001. Chairman of the Board and Chief Executive Officer, J.C. Penney Company, Inc. Director of Bankers Trust and Bankers Trust New York Corporation. Also a Director of Exxon Corporation, Halliburton Company and Warner-Lambert Corporation.
Jon M. Huntsman, Huntsman Chemical Corporation, 2000 Eagle Gate Tower, Salt Lake City, UT 84111. Chairman and Chief Executive Officer, Huntsman Chemical Corporation, Director of Bankers Trust and Bankers Trust New York Corporation. Chairman of Constar Corporation, Huntsman Corporation, Huntsman Holdings Corporation and Petrostar Corporation. President of Autostar Corporation, Huntsman Polypropylene Corporation and Restar Corporation. Director of Razzleberry Foods Corporation and Thiokol Corporation. General Partner of Huntsman Group Ltd., McLeod Creek Partnership and Trustar Ltd.


4.Response is incorporated by reference to Registrant's Amendment No. 6 on Form N-1A filed April 24, 1996.



Vernon E. Jordan, Jr., Akin, Gump, Strauss, Hauer & Feld, LLP, 1333 New Hampshire Ave., N.W., Washington, DC 20036. Partner, Akin, Gump, Strauss, Hauer & Feld, LLP. Director of Bankers Trust and Bankers Trust New York Corporation. Also a Director of American Express Company, Corning Incorporated, Dow Jones, Inc., J.C. Penney Company, Inc., RJR Nabisco Inc., Revlon Group Incorporated, Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation.

Hamish Maxwell, Philip Morris Companies Inc., 120 Park Avenue, New York, NY 10017. Chairman of the Executive Committee, Philip Morris Companies Inc. Director of Bankers Trust and Bankers Trust New York Corporation. Director of The News Corporation Limited.

Donald F. McCullough, Collins & Aikman Corporation, 210 Madison Avenue, New York, NY 10016. Chairman Emeritus, Collins & Aikman Corporation.
Director of Bankers Trust and Bankers Trust New York Corporation. Director of Massachusetts Mutual Life Insurance Co. and Melville Corporation.

N.J. Nicholas Jr., 745 Fifth Avenue, New York, NY  10020.  Former
President, Co-Chief Executive Officer and Director of Time Warner Inc. Director of Bankers Trust and Bankers Trust New York Corporation. Also a Director of Xerox Corporation.

Russell E. Palmer, The Palmer Group, 3600 Market Street, Suite 530, Philadelphia, PA 19104. Chairman and Chief Executive Officer of The Palmer Group. Director of Bankers Trust and Bankers Trust New York Corporation. Also Director of Allied-Signal Inc., Contel Cellular, Inc., Federal Home Loan Mortgage Corporation, GTE Corporation, Goodyear Tire & Rubber Company, Imasco Limited, May Department Stores Company and Safeguard Scientifics, Inc. Member, Radnor Venture Partners Advisory Board.

Didier Pineau-Valencienne, Schneider S.A., 4 Rue de Longchamp, 75116 Paris, France. Chairman and Chief Executive Officer, Schneider S.A. Director and member of the European Advisory Board of Bankers Trust and Director of Bankers Trust New York Corporation. Director of AXA (France) and Equitable Life Assurance Society of America, Arbed (Luxembourg), Banque Paribas (France), Ciments Francais (France), Cofibel (Belgique), Compagnie Industrielle de Paris (France), SIAPAP, Schneider USA, Sema Group PLC (Great Britain), Spie- Batignolles, Tractebel (Belgique) and Whirlpool. Chairman and Chief Executive Officer of Societe Parisienne d'Entreprises et de Participations.

Charles S. Sanford, Jr., Bankers Trust Company, 280 Park Avenue, New York, NY 10017. Chairman of the Board of Bankers Trust and Bankers Trust New York Corporation. Also a Director of Mobil Corporation and J.C. Penney Company, Inc.

Eugene B. Shanks, Jr., Bankers Trust Company, 280 Park Avenue, New York, NY 10017. President of Bankers Trust and Bankers Trust New York Corporation. Patricia Carry Stewart, c/o Office of the Secretary, 280 Park Avenue, New York, NY 10017. Former Vice President, The Edna McConnell Clark
Foundation. Director of Bankers Trust and Bankers Trust New York
Corporation.  Director, Borden Inc., Continental Corp. and Melville
Corporation.

George J. Vojta, Bankers Trust Company, 280 Park Avenue, New York, NY 10017. Vice Chairman of the Board of Bankers Trust and Bankers Trust New York Corporation. Director of Northwest Airlines and Private Export Funding Corp.



Item 29.  Principal Underwriters:

          Not applicable.

ITEM 30.  Location of Accounts and Records:

          All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 through 31a-3 promulgated thereunder are maintained at one of the following locations:

Registrant:                    Federated Investor Tower, Pittsburgh, PA
                               15222-3779.

Bankers Trust Company:         280 Park Avenue, New York, NY
                               10017.

Investors Fiduciary Trust Company: 127 West 10th Street, Kansas City, MO
                               64105.
Edgewood Services, Inc.:       Clearing Operations, P.O. Box 897,
                               Pittsburgh, PA 15230-0897.

Item 31.  Management Services:

          Not applicable.

Item 32.  Undertakings:

          Not applicable.



                                SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, TAX FREE MONEY PORTFOLIO, has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Pittsburgh and Commonwealth of Pennsylvania on the 19th day of March, 1997.

                         TAX FREE MONEY PORTFOLIO


                    By: /s/ Jay S. Neuman
                    Jay S. Neuman, Secretary
                    March 19, 1997